CONSENT OF INDEPENDENT AUDITORS



We hereby consent to the use in this Registration Statement on Form SB-2 and the Application for Conversion of our report dated October 22, 1999, relating to the financial statements of First Federal Savings and Loan Association of Olathe, and to the reference to our Firm under the caption "Experts" in the Prospectus.




/s/ Taylor, Perky & Parker
--------------------------


Overland Park, Kansas
February 1, 2000